August 2008
Pricing Sheet dated August 22, 2008 relating to
Preliminary Pricing Supplement No. 722 dated July 24, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund
PRICING TERMS – AUGUST 22, 2008
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$3,700,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	March 7, 2011
Determination dates:	#1: September 2, 2009	#2: December 2, 2009	#3: March 2, 2010
	#4: June 2, 2010	#5: September 2, 2010	#6: December 2, 2010
Final: March 2, 2011
Early redemption payment:
If, on any of the first six determination dates, the closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date: $11.40	▪ 4th determination date: $12.45
▪ 2nd determination date: $11.75	▪ 5th determination date: $12.80
▪ 3rd determination date: $12.10	▪ 6th determination date: $13.15
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the closing price on the final determination date is:
▪ Greater than the initial share price: $13.50,
▪ Less than or equal to the initial share price but the trading price has not decreased to or below the trigger price at any time during the observation period, $10 stated principal amount, or

▪  Less than or equal to the initial share price and the trading price has decreased to or below the trigger price at any time during the observation period, $10 times the share performance factor.
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.

Trigger price:	$13.481, which is 65% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$20.74, the closing price of the underlying shares on the pricing date
Final share price:	The product of the closing price and the adjustment factor on the final determination date
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, from but excluding the pricing date to and including the final determination date

CUSIP:	617480686
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.225	$9.775
Total	$3,700,000	$83,250	$3,616,750

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 722 dated July 24, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.